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FOR IMMEDIATE RELEASE                                          November 6, 2007
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Patient Portal Technologies Completes Acquisition of 18 Hospital Contracts; Adds
$4.5 Million In Annual Revenue

Palm Beach Gardens, Fl - Patient Portal Technologies, Inc. (OTCBB: PPRG) announced today that the Company had completed its acquisition of patient telecommunications services contracts for 18 hospitals in the northeastern United States from Worldnet Communications Inc. of Syracuse, NY. The contracts represent approximately $4.5 million in current annualized revenue and were acquired for $2.5 million, comprised of $1.5 million in cash and 1,000,000 shares of Common Stock valued at $1.00 per Share. The transaction was financed in part through a $7,000,000 Senior Secured Debt facility provided by Dutchess Private Equity Fund of Boston, MA.

"We are pleased to announce that we have completed this significant acquisition, which not only increases our revenue and cash flow but also gives us access to 18 additional hospitals and medical centers. There is a great demand from healthcare institutions for our entire suite of Patient Portal products and services, especially our Healthcast hospital network system, QuickPulse Patient Surveys, and our patient-flow optimization services, and through these add-on services we expect to significantly increase the revenues from these newly-acquired hospitals over the next calendar year", said Kevin Kelly, CEO of the Company. "We believe that there is tremendous growth potential in the healthcare industry for our products and services, and we are currently evaluating additional contract acquisitions in order to further expand our customer base", Mr. Kelly added.

ABOUT PATIENT PORTAL TECHNOLOGIES:
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Patient Portal Technologies is a leading provider of creative technology solutions and process improvements for healthcare institutions. The company's products and services utilize a state-of-the-art proprietary software platform that optimize hospital processes, improves patient flow and patient satisfaction, reduces administrative costs, and maximizes reimbursement to the institutions. The Company utilizes a state-of-the-art data and operator call center in Syracuse, NY to coordinate its services to institutions throughout the United States.

Company information is available at http://www.patientportal.com.


Contact: Patient Portal Investor Relations: Vanessa Loysen (315) 638-6708


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